Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of BlackRock, Inc. of our report dated October 6, 2006, relating to the financial statements of Merrill Lynch Investment Managers Business appearing in the Current Report on Form 8-K/A of BlackRock, Inc. filed on December 12, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 11, 2007